Exhibit 23.1
Consent of John M. Siriunas P. Eng.


                         John M. Siriunas, P.Eng.

               25 3rd Side Road, Milton, ON, Canada L9T 2W5
            Tel: 416-570-9271 E-mail: sirius@gotta-be-mined.com

6 November, 2002

Manchester Inc.,
675 West Hastings Street,
Suite 200,
Vancouver, BC
V6B 1N2

Dear Sir:

This letter will constitute my permission for Manchester Inc. to use my report of September 30, 2002, entitled "Report on the Mac South Property, Maclennan Township, District of Sudbury, Ontario'" and prepared for Terry Loney, for any purposes normal to the business of Manchester Inc.

Yours truly,

John M. Siriunas, P.Eng.